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Exhibit (e)(5)

Non-binding free translation into English for informational purposes only. Original in French.

FORM OF SEVERANCE AGREEMENT (IN THE EVENT OF TERMINATION) BETWEEN PECHINEY AND EACH OF MS. BORIES AND MESSRS. GILLES-PIERRE LEVY, OLIVIER MALLET, JEAN-DOMINIQUE
SENARD AND PIERRE VAREILLE

[PECHINEY LETTERHEAD]

[PECHINEY EXECUTIVE]

Paris, [DATE]

Dear [PECHINEY EXECUTIVE]:

Pursuant to our discussion, I am hereby confirming that the following amendment is being made to the provisions of your employment contract.

"In the event that your employment contract is terminated before the normal retirement age, for any reason whatsoever, except in the event of gross misconduct (faute grave) by you or your resignation, you shall receive a severance payment equal to three years of your last compensation (base + bonus).

Naturally, such payment shall include any amounts that may be payable to you in respect of the termination of your employment contract pursuant to the collective agreement and the agreements or practices in force within the company.

This decision, which has been made in light of the nature and importance of your duties within the Group, shall take effect as of this date."

This new letter cancels and replaces the previous letter dated [DATE].

For good order, please return one copy of this letter with your signature and the notation "confirming agreement".

I remain,
Very truly yours,
Jean-Pierre Rodier Chairman

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FORM OF SEVERANCE AGREEMENT (IN THE EVENT OF TERMINATION) BETWEEN PECHINEY AND EACH OF MS. BORIES AND MESSRS. GILLES-PIERRE LEVY, OLIVIER MALLET, JEAN-DOMINIQUE SENARD AND PIERRE VAREILLE